CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of February 1, 2019, is entered into by and between YayYo, Inc. (the “Company”) and Ramy El-Batrawi (the “Consultant”).

RECITALS

WHEREAS the Company desires to engage the services of the Consultant to assist the Company’s CEO in the performance of its duties; and

WHEREAS the Consultant agrees to be retained for the foregoing purposes, subject to the terms and conditions provided in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. The Company hereby agrees to retain the Consultant to act in a non-exclusive consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company from the period (the “Term”) commencing on February 1, 2019 and ending on the date this Agreement is terminated pursuant to Section 8 hereof (the “Termination Date”).

2. Duties of the Consultant. The Consultant agrees that it will provide the following specified consulting services:

a. Assist the Company’s CEO with management and overall determination and execution of the Company’s business plan for the purpose of achieving operational and financial success of the Company;

b. Assist the Company’s CEO who is the ultimate general manager of the Company with the fulfillment of the Company’s contractual obligations, achievement of its corporate mission, and achievement of its fiscal goals; and

c. Assist the Company’s CEO with fulfillment of the aforementioned responsibilities and other duties that may be requested of by the Company’s CEO.

3. Execution of Agreements. The Consultant is not an officer or executive of the Company and cannot bind the Company to any agreement, understanding or arrangement with any third-party and shall not execute any contract or other document on the Company’s behalf.

4. Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate the Consultant with $20,000.00 monthly.

5. Assignability of Services. The Consultant’s services under this Agreement are offered to the Company, but Consultant shall use its best efforts to ensure that such services shall apply to any public entity with which the Company merges or which acquires the Company or substantially all of its assets.

6. Expenses. The Company shall pay the Consultant for all Consultant’s expenses (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals,) approved by the Company prior to Consultant incurring an obligation for reimbursement. The Consultant shall provide appropriate written documentation for any such expenses as reasonably requested by the Company.

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7. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to the Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate at the time such information was prepared and the Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless the Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from the Consultant’s communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from the Consultant’s communication or dissemination of information not provided or authorized by the Company.

8. Representations. The Consultant represents, warrants and covenants to the Company that the Consultant shall at all times comply with any and all applicable federal, state, local or foreign laws, including securities laws, rules and regulations of any court, government or unit or agency thereof in its performance hereunder.

9. Termination. The Company or the Consultant may terminate this Agreement with two weeks written notice at any time by sending notice thereof to the other party.

10. Status as Independent Contractor. The Consultant’s engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. The Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by the Consultant and the Company shall have no responsibility or duties regarding such matters. The Consultant does not possess the authority to bind the Company in any agreements without the express written consent of the Company.

11. Attorney’s Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled. Such fees shall be due and payable without regard to whether an arbitration or other legal action is instituted by the Consultant.

12. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

13. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York. The parties agree that New York County, New York will be the venue of any dispute and will have jurisdiction over all parties.

14. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof, or any other provision or provisions hereof, or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

YAYYO, INC.

By:	/s/Jon Rosen
Name:	Jon Rosen
Title:	Chief Executive Officer

/s/ Ramy El-Batrawi
Ramy El-Batrawi

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